EMPLOYEE AGREEMENT

This EMPLOYEE AGREEMENT (this “Agreement”), is made as of the 26th day of January, 2006, by and between SOUTHERN UNION COMPANY, a Delaware corporation (“Seller”), and UGI CORPORATION, a Pennsylvania corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the Business;

WHEREAS, Seller and Buyer have entered into the Purchase and Sale Agreement, dated as of January 26, 2006 (the “Sale Agreement”), in which this Agreement is incorporated by reference; and

WHEREAS, Buyer intends to cause an Affiliate to offer employment to all persons who are employed in the Business and to assume responsibility for certain employee benefits upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 General. Capitalized terms used in this Agreement (including Schedules to this Agreement) not defined herein shall have the meanings ascribed to them in the Sale Agreement. For purposes of this Agreement (including Schedules to this Agreement), the following terms shall have the meanings set forth below.

“Base Compensation” shall mean an Employee’s base hourly wages or base salary, as applicable.

“COBRA” shall mean the continuation coverage requirements for group health plans under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in IRC Section 4980B and ERISA Sections 601-608.

“Continuation Period” shall mean the one-year period following the Closing Date.

“Employee” shall mean a person who is a full-time or part-time employee of Seller, whether or not covered by a collective bargaining agreement, whose responsibilities pertain primarily to the Business on the Closing Date, including an employee who is not actively at work on the Closing Date because the employee is on workers’ compensation, on an approved leave of absence (including an approved leave of absence with a legal or contractual right to reinstatement, military leave, maternity leave, or leave under the Family and Medical Leave Act of 1993) or absent due to vacation, disability, illness or other similar circumstance except that a person who is absent due to, and who is on, long-term disability shall not be deemed to be an “Employee” hereunder where such person is unable to perform the essential functions of his or her job, with or without reasonable accommodation (or otherwise consistent with applicable Legal Requirements). A preliminary list of Employees, as of January 26, 2006, is set forth in Schedule 1.1.

“For Cause” shall mean (1) the commission by the Transferred Employee of a criminal or other act that causes or is reasonably likely to cause substantial economic damage to Buyer or substantial injury to the business reputation of Buyer, (2) the commission by the Transferred Employee of an act of fraud, theft or financial dishonesty in the performance of the Transferred Employee’s duties on behalf of Buyer, (3) the continuing failure or continuing refusal of the Transferred Employee to satisfactorily perform the duties of the Transferred Employee to Buyer, (4) the material disregard or violation by the Transferred Employee of the legal rights of any employees of the Buyer or of the Buyer’s written policies regarding harassment or discrimination, or (5) any other conduct materially detrimental to the Buyer’s business.

“Former Employee” shall mean a person who was formerly employed by Seller whose responsibilities pertained primarily to the Business and who is not an Employee on the Closing Date.

“Liabilities” shall mean any direct or indirect liability (whether absolute, accrued or unaccrued, fixed or unfixed, choate or inchoate, secured or unsecured, liquidated or unliquidated, matured or unmatured, known or unknown, contingent or otherwise), indebtedness, obligation, expense, claim, charge, cause of action, deficiency, guarantee or endorsement of or by a party, including those arising under any applicable law or action, under any award of any court, administrative agency, tribunal or arbitrator, and under any contract or undertaking.

“Transferred Employee” shall mean an Employee who accepts Buyer’s offer of employment pursuant to Section 2.3 and commences employment with Buyer or its Affiliate.

Section 1.2 Terms Defined Elsewhere. For purposes of this Agreement (including Schedules to this Agreement), the following terms have the meanings set forth in the sections indicated.

Term	Section
Absent Employee..........................................	2.3	(a)
Absent Employee’s Start Date...........................	2.3	(a)
Agreement	Preamble
Buyer	Preamble
Buyer’s 401(k) Plan	3.2
Buyer’s Pension Plan .....................................	3.1
Pennsylvania VEBAs....................................	4.6	(c)
Post-Retirement Benefits.................................	4.6	(a)
Sale Agreement ..............................	Preamble
Seller	Preamble
Seller’s 401(k) Plan	3.2
Seller’s Flex Plan.......................................			4.5
Seller’s Pension Plan	3.1
WARN Act.................................................			7.3	(a)

ARTICLE II
EMPLOYEES

Section 2.1 Employee List. As soon as administratively feasible following the execution of the Sale Agreement, Seller shall provide to Buyer an updated list, as of the date of the Sale Agreement, of Employees originally provided to Buyer in Schedule 1.1, which shall consist not only of the names, but also (to the extent permitted by applicable Legal Requirements) job titles, job locations, Base Compensation, dates of hire, and union or non-union status, of all Employees. Seller shall provide Buyer with a revised Schedule 1.1, updated as of the Closing Date, within ten (10) days following the Closing Date.

Section 2.2 Collective Bargaining Agreements. Except as otherwise provided in Section 4.6, the Collective Bargaining Agreement between PG Energy and International Brotherhood of Electrical Workers, AFL-CIO, Scranton and Carbondale Operating Areas, including Mid Valley Local Union #2244, and the Collective Bargaining Agreement between PG Energy and Utility Workers Union of America, AFL-CIO, Local Unions #406, 407, 408 and 529, shall be binding on Buyer, and Buyer shall assume and agree to perform all obligations of PG Energy thereunder relating to the period on and after the Closing Date.

Section 2.3 Offers of Employment to Employees

(a) At least thirty (30) days prior to the anticipated Closing Date, Buyer shall offer employment to all Employees (including Employees who are not actively at work on the Closing Date because the Employee is on workers’ compensation, on an approved leave of absence (including an approved leave of absence with a legal or contractual right to reinstatement, military leave, maternity leave, or leave under the Family and Medical Leave Act of 1993) or absent due to vacation, disability, illness or other similar circumstance (each, an “Absent Employee”)), effective as of 12:01 a.m. on the Closing Date (except as provided in the following sentence), with at least the same level of Base Compensation as was in effect for each such Employee immediately prior to the Closing Date. The offer to an Absent Employee shall be made for employment effective as of the expiration of the approved leave of absence or the Absent Employee’s other return from workers’ compensation, vacation, disability, illness or other similar circumstance provided that such offer of employment shall remain open no later than (1) one hundred eighty (180) days following the Closing Date or (2) such longer period as may be consistent with applicable Legal Requirements (as to each Absent Employee, the “Absent Employee’s Start Date”). An Absent Employee who does not return to work after the expiration of an approved leave of absence or otherwise under the preceding sentence shall not be considered a Transferred Employee hereunder. Notwithstanding the foregoing, the parties agree that the Employee listed in Schedule 2.3(a) may have the opportunity to continue employment with Seller; provided that Buyer shall have reasonable access to the Employee listed in Schedule 2.3(a) prior to and after the Closing Date.

(b) Buyer shall notify Seller of the Employees’ responses to Buyer’s offers of employment under this Section 2.3 as soon as administratively feasible after receiving each Employee’s response. Buyer and Seller shall cooperate fully to facilitate the preparation of Buyer’s offers of employment and such offers shall include the language set forth in Schedule 2.3(b) or similar language reasonably acceptable to Buyer and Seller.

Section 2.4 Employment of Transferred Employees

(a) Buyer shall employ, as of 12:01 a.m. on the Closing Date, all of the Employees who accept Buyer’s offer of employment, except that each Absent Employee shall be deemed employed by Buyer as of 12:01 a.m. on the Absent Employee’s Start Date.

(b) In the event that (1) on the Closing Date or during the Continuation Period, the employment of a Transferred Employee (other than a Transferred Employee covered by a collective bargaining agreement) is terminated, other than For Cause, or (2) during the Continuation Period, Buyer fails to provide a Transferred Employee (other than a Transferred Employee covered by a collective bargaining agreement) with at least the same level of Base Compensation as was in effect immediately prior to the Closing Date, then Buyer shall be responsible for and shall pay to such Transferred Employee, in a lump sum payment, not later than sixty (60) days following the date of the Transferred Employee’s termination of employment, the following severance benefit: two weeks of the Employee’s Base Compensation at termination of employment for each full or partial year of service, measured from the Transferred Employee’s date of hire reflected in Schedule 1.1, not to exceed fifty-two (52) weeks of such Base Compensation; provided, however, that in no event shall such severance benefit be less than six (6) weeks of such Base Compensation. The costs incurred, directly or indirectly, in connection with the termination of employment of any Transferred Employee on or after the Closing Date shall be borne exclusively by Buyer. The foregoing sets forth Buyer’s sole obligation for severance payable to any Employee in connection with the Business and the transactions contemplated by the Sale Agreement.

Section 2.5 Leaves of Absence. Buyer and its Affiliates shall honor all terms and conditions of leaves of absence that have been granted by Seller to an Employee, including leaves that are scheduled to commence on or after the Closing Date. As soon as administratively feasible following execution of the Sale Agreement, Seller shall provide to Buyer a list reflecting the Employees that have been granted a leave of absence and all of the terms and conditions associated therewith.

Section 2.6 Prior Service Credit. On and after the Closing Date, for each Transferred Employee, Buyer and its Affiliates shall recognize, for eligibility, vesting and vacation accrual purposes, under employee benefit and employment-related plans and programs of Buyer and its Affiliates, such Transferred Employee’s service, as recognized under Seller’s Pension Plan, prior to the Closing Date. On and after the Closing Date, for each Transferred Employee who, as of the Closing Date, is covered by a collective bargaining agreement, Buyer and its Affiliates shall recognize, for benefit accrual purposes under Buyer’s Pension Plan, such Transferred Employee’s service, as recognized under Seller’s Pension Plan, prior to the Closing Date.

Section 2.7 Vacation. Buyer shall permit each Transferred Employee to carry forward and to receive paid time off for all vacation days (including sick days and personal days) accrued prior to the Closing Date. As soon as administratively feasible following execution of the Sale Agreement, Seller shall provide to Buyer a list reflecting the paid time off balances standing to the credit of each Transferred Employee as of the date of the Sale Agreement. Seller shall provide Buyer with a revised list, updated as of the Closing Date, within ten (10) days following the Closing Date.

ARTICLE III
PENSION, 401(k) AND NONQUALIFIED PLANS

Section 3.1 Pension Plans. Seller has no defined benefit plan that covers the Employees and that is intended to be a qualified plan other than the Employees’ Retirement Plan of Southern Union Company Pennsylvania Division (“Seller’s Pension Plan”). Following the Closing Date, Seller shall retain sponsorship of, and all assets (held in trust), liabilities and obligations under, Seller’s Pension Plan. Effective as of the Closing Date, all Transferred Employees shall become fully vested in their accrued benefits, determined as of the Closing Date, under Seller’s Pension Plan, and shall not accrue additional benefits under Seller’s Pension Plan. In addition to Buyer’s satisfaction of its other obligations under the collective bargaining agreements referred to in Section 2.2, Buyer shall cause an existing Buyer-sponsored defined benefit plan, or in the alternative, Buyer shall establish a defined benefit plan (in either case, “Buyer’s Pension Plan”), to cover Transferred Employees who are covered by a collective bargaining agreement, shall credit benefit accrual service recognized under Seller’s Pension Plan as of the Closing Date as benefit accrual service under Buyer’s Pension Plan, and shall reduce each covered Transferred Employee’s accrued benefit under Buyer’s Pension Plan by the Transferred Employee’s accrued benefit, determined as of the Closing Date under Seller’s Pension Plan. As soon as administratively feasible following the Closing Date, Seller shall provide to Buyer a list that sets forth the accrued benefit under Seller’s Pension Plan, as of the Closing Date, of each Transferred Employee who is covered by a collective bargaining agreement.

Section 3.2 401(k) Plans. Seller has no defined contribution plan that covers the Employees and that is intended to be a qualified plan other than the Southern Union Savings Plan, which includes a qualified cash or deferred arrangement under IRC Section 401(k) (“Seller’s 401(k) Plan”). As of the Closing Date, Seller shall vest the Transferred Employees in their account balances under Seller’s 401(k) Plan. If the Transferred Employees will be eligible to participate in a defined contribution plan maintained by Buyer (“Buyer’s 401(k) Plan”), immediately following the Closing Date, Buyer shall take all actions necessary to ensure that Buyer’s 401(k) Plan accepts from any Transferred Employee a rollover or direct rollover of all of his or her account balance under Seller’s 401(k) Plan, including his or her loan balances and related loan documentation; provided that a Transferred Employee shall only be permitted to roll over his or her loan balances and related loan documentation if the Transferred Employee makes a rollover or direct rollover of all of his or her account balance under Seller’s 401(k) Plan. If the Transferred Employees will be eligible to participate in Buyer’s 401(k) Plan, the trustee or recordkeeper of Seller’s 401(k) Plan shall transfer to the trustee or recordkeeper of Buyer’s 401(k) Plan any loan documentation for loans to be rolled over or transferred to Buyer’s 401(k) Plan. The Transferred Employees shall not be required to roll over, or otherwise transfer, their account balances under Seller’s 401(k) Plan to Buyer’s 401(k) Plan.

Section 3.3 Nonqualified Plans. Seller shall comply fully with, and Buyer shall assume no liability or responsibility whatsoever with respect to the Southern Union Company Supplemental Deferred Compensation Plan, which is a nonqualified pension plan maintained by Seller.

ARTICLE IV
OTHER BENEFITS

Section 4.1 Welfare Benefit Plans. Except as provided in Section 4.6, coverage of all Transferred Employees under each Employee Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA to which Seller or any Affiliate of Seller is a party or by which any of them is bound, shall cease as of the Closing Date, subject to the health coverage continuation rights as are required to be provided by Seller under COBRA attributable to a “qualifying event” (as defined in COBRA).

Section 4.2 COBRA. On and after the Closing Date, Buyer shall provide continuation coverage required under COBRA to all eligible Transferred Employees.

Section 4.3 Individuals on Long-Term Disability. Any individual who, as of the Closing Date, is eligible for long-term disability benefits shall be covered under Seller’s long-term disability plan and any other applicable Seller benefit plans for which the individual is eligible. In addition, any Employee who, as of the Closing Date, is absent due to short-term disability, who does not become a Transferred Employee, and who becomes eligible for long-term disability benefits under Seller’s long-term disability plan after the Closing Date shall be covered under Seller’s long-term disability plan. Buyer shall have no Liabilities with respect to any individual described under this Section 4.3.

Section 4.4 Workers’ Compensation. With respect to occurrences relating to Employees prior to the Closing Date, workers’ compensation benefits shall be subject to Seller’s workers’ compensation policies, programs and plans, and Seller shall bear sole financial responsibility with respect to such benefits. With respect to occurrences relating to Transferred Employees on or after the Closing Date, workers’ compensation benefits shall be subject to Buyer’s workers’ compensation policies, programs and plans, and Buyer shall bear sole financial responsibility with respect to such benefits.

Section 4.5 Flexible Spending Accounts. As soon as administratively feasible after the Closing Date, Seller shall transfer to Buyer’s flexible benefits plan, in cash, any health care and dependent care balances standing to the credit of Transferred Employees under the Southern Union Company Flexible Benefit Plan (“Seller’s Flex Plan”) as of the day immediately preceding the Closing Date, and Buyer shall reimburse Transferred Employees for all eligible health and dependent care expenses submitted on or after the Closing Date. As soon as administratively feasible after the Closing Date, Seller shall provide to Buyer a list of those Transferred Employees who have participated in the health or dependent care reimbursement accounts under Seller’s Flex Plan, together with their elections made prior to the Closing Date with respect to such accounts, and balances standing to their credit as of the day immediately prior to the Closing Date.

Section 4.6 Post-Retirement Benefit Plans

(a) Post-retirement health and life insurance benefits available to Employees and Former Employees (“Post-Retirement Benefits”) are described in the document entitled “The Southern Union Company Postretirement Medical and Death Benefits for PG Energy Employees Application of Statement of Financial Accounting Standards Nos. 106 and 132® to the Fiscal Year Ending December 31, 2005,” a draft copy of which Seller has provided to Buyer. Following the Closing Date, Seller shall retain responsibility for all liabilities and obligations of Seller, if any, to provide Post-Retirement Benefits to Former Employees, Employees who are not Transferred Employees, and those Transferred Employees who, as of the Closing Date, have attained age fifty-five (55) and completed twenty (20) years of vesting service under Seller’s Pension Plan.         .

(b) Following the Closing Date, Buyer shall assume responsibility for all liabilities and obligations of Seller, if any, to provide Post-Retirement Benefits to those Transferred Employees who, as of the Closing Date, have not attained age fifty-five (55) and completed twenty (20) years of vesting service under Seller’s Pension Plan. Nothing herein is intended to confer upon any person any right to Post-Retirement Benefits to which he or she is not otherwise entitled.

(c) Following the Closing Date, Seller shall retain the “Pennsylvania VEBAs,” as defined in the following sentence, and the assets held therein shall be applied, in accordance with the terms of the Pennsylvania VEBAs, for the benefit of the Former Employees, the Employees who are not Transferred Employees, and those Transferred Employees who, as of the Closing Date, have attained age fifty-five (55) and completed twenty (20) years of vesting service under Seller’s Pension Plan. The “Pennsylvania VEBAs” are the Pennsylvania Enterprises, Inc. Employees’ Life Insurance Benefits Trust – Union (PG Energy Life VEBA Union), the Pennsylvania Enterprises, Inc. Employees’ Life Insurance Benefits Trust – Non-Union (PG Energy Life VEBA Non-Union), the Pennsylvania Enterprises, Inc. Employees’ Medical Insurance Benefits Trust – Union (PG Energy Medical VEBA Union), and the Pennsylvania Enterprises, Inc. Employees’ Medical Insurance Benefits Trust – Non-Union (PG Energy Medical VEBA Non-Union).

ARTICLE V
LIABILITIES

Except as otherwise provided in this Agreement, Buyer, for itself and its Affiliates, assumes and agrees to pay, perform, fulfill and discharge when due all Liabilities, including litigation costs, with respect to a Transferred Employee or a dependent or beneficiary of a Transferred Employee relating to, arising out of or resulting from employment in connection with the Business prior to, on or after the Closing Date. Anything herein to the contrary notwithstanding, Seller retains and shall pay, perform, fulfill and discharge all Liabilities with respect to Former Employees and Employees who are not Transferred Employees.

ARTICLE VI
RECORDS AND INFORMATION

Section 6.1 Records. On or soon after the Closing Date, Seller shall deliver to Buyer, to the extent permitted by applicable Legal Requirements, all personnel files and records in its possession relating to the Transferred Employees, including active contracts, litigation files, annual reviews, grievances and any other information that is part of the personnel file of a Transferred Employee. Prior to the Closing Date, subject to applicable Legal Requirements, Seller shall provide Buyer with reasonable access to information and records in its possession relating to the Transferred Employees. Subject to applicable Legal Requirements, from and after the Closing Date, all such files and records shall be the property of Buyer, provided, that Seller may copy such files and records prior to transferring them to Buyer.

Section 6.2 Access to Information. From and after the Closing Date, Buyer shall afford to Seller reasonable and timely access and duplicating rights, during normal business hours and upon reasonable advance notice, to the personnel files and records in the possession or control of Buyer, insofar as such access is reasonably required for a reasonable business purpose, subject to applicable Legal Requirements. Without limiting the foregoing, information may be requested under this Section 6.2 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

Section 6.3 Confidentiality. Buyer and its Affiliates shall preserve the confidentiality, in accordance with all applicable Legal Requirements, of all information contained in the personnel files and records obtained from Seller pursuant to this Agreement.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Cooperative Actions. Seller and Buyer shall cooperate with each other in carrying out, implementing and defending the terms of this Agreement, including cooperating with each other with respect to any claims or litigation challenging any of the terms of this Agreement. Seller and Buyer agree to good faith mutual cooperation in any investigation, inquiry or litigation which jointly involves them or in which a party makes a reasonable request for cooperation. Each party will make its employees available on a reasonable basis to give testimony and assistance in connection with any lawsuit, dispute, investigation or proceeding involving the other party; provided, however, that such other party shall pay for all out-of-pocket costs incurred in connection with providing such testimony and assistance. Except as otherwise provided in this Agreement, each party will pay all costs and expenses of its performance of and compliance with this Agreement.

Section 7.2 Parties in Interest. No provision of this Agreement shall confer upon any person, other than the parties hereto, their Affiliates, successors and permitted assigns, any rights or remedies hereunder, including any rights or remedies with respect to the employment, compensation, benefits or other terms and conditions of employment of any person. Except as otherwise provided herein, no provision of this Agreement shall be construed to create any right or accelerate any entitlement to any compensation or benefit on the part of any Employee.

Section 7.3 WARN Act.

(a) On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all employees of Seller who have experienced, or who will experience, an employment loss or layoff (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”)) within ninety (90) days prior to the Closing Date. Seller shall update this list up to and including the Closing Date.

(b) For a period of ninety (90) days after the Closing Date, Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer which, if aggregated with any such conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act.

Section 7.4 Satisfaction of Liabilities by Affiliate. Obligations of Buyer hereunder may be satisfied by an Affiliate of Buyer.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

SOUTHERN UNION COMPANY

By:
Name:
Title:

UGI CORPORATION

By:
Name:
Title:

[Signature page to Employee Agreement between

Southern Union Company and UGI Corporation]

LIST OF SCHEDULES

Schedule 1.1	Employees

Schedule 2.3(a)	Employee who may have Opportunity to Continue Employment with Seller

Schedule 2.3(b)	Employment Offers